Exhibit 99.1
Terreno Realty Corporation Acquires 18 Buildings in Bound Brook, New Jersey for $27.0 Million
SAN FRANCISCO, September 27, 2010 — Terreno Realty Corporation (NYSE:TRNO) acquired an industrial property located in Bound Brook, New Jersey on September 24, 2010 for a purchase price of approximately $27.0 million. As part of the acquisition the Company assumed a mortgage loan with a total principal amount of approximately $15.5 million with a fixed annual interest rate of 4.9%. The mortgage loan has a maturity date of December 15, 2015. The Company utilized cash on hand to fund the acquisition net of the amount of the assumed mortgage loan.
The property consists of 18 multi—tenant industrial buildings containing approximately 581,000 square feet. The property is currently 76% leased to 20 tenants. The estimated stabilized cap rate of the property is 8.4%.
Estimated stabilized cap rates are calculated as annualized cash basis net operating income stabilized to market occupancy (generally 95%) divided by total acquisition cost. Total acquisition cost includes the initial purchase price, the effects of marking assumed debt to market, buyer’s due diligence and closing costs, estimated near-term capital expenditures and leasing costs necessary to achieve stabilization.
Terreno Realty Corporation is an acquirer, owner and operator of industrial real estate located in six major coastal U.S. markets: Los Angeles Area; Northern New Jersey/New York City; San Francisco Bay Area; Seattle Area; Miami Area; and Washington, D.C./Baltimore.
Additional information about Terreno Realty Corporation is available on the company’s web site at www.terreno.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “project”, “result”, “should”, “will”, and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including risks related to our ability to meet our estimated forecasts related to stabilized cap rates and those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our other public filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:
W. Blake Baird or Michael A. Coke, 415-655-4580